EXHIBIT 3
EXECUTION COPY
SECURITIES PURCHASE AGREEMENT
     This Securities Purchase Agreement (this “Agreement”) is dated as of June 5, 2008 (the “Effective Date”), between ICO Global Communications (Holdings) Limited, a Delaware corporation (the “Company”), and each of those persons listed on the signature pages as purchasers (“Purchasers”).
Recitals
     A. The Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”) is listed on the NASDAQ Global Market under the trading symbol “ICOG.” The Company files reports pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
     B. The Company desires to issue and sell to Purchasers, and Purchasers desire to purchase from the Company, shares of Class A Common Stock. The shares will be issued and sold pursuant to the exemption from registration provided in Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).
Agreement
     In consideration of the mutual covenants contained in this Agreement, and for other good and valuable, the Company and Purchasers agree as follows:
1. Definitions.
     In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings below:
     “Action” means any action, suit or investigation pending or threatened, in writing or otherwise, against or affecting the Company or any of its material properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign).
     “Business Day” means any day except Saturday, Sunday and any day which is a federal legal holiday or a day on which banking institutions in the City of New York are authorized or required by law or other governmental action to close.
     “Claim” has the meaning set forth in Section 5.5(c).
     “Class A Common Stock” has the meaning set forth in the Recitals.
     “Closing” means the closing of the purchase and sale of the Shares pursuant to Section 2, which shall occur two trading days subsequent to the execution by the parties of this Agreement.
     “Commission” means the Securities and Exchange Commission.

     “Exchange Act” means has the meaning set forth in the Recitals.
     “Indemnified Party” has the meaning set forth in Section 5.5(c).
     “Indemnifying Party” has the meaning set forth in Section 5.5(c).
     “IP Rights” means all patents, patent rights, patent applications, registered trademarks and service marks, trademark rights, trademark applications, trade names, registered copyrights and all licenses owned or possessed by the Company or a Significant Subsidiary.
     “Lien” means any lien, charge, encumbrance, security interest, right of first refusal or other restrictions of any kind.
     “Material Adverse Effect” means any of (i) a material and adverse effect on the legality, validity or enforceability of this Agreement, (ii) a material and adverse effect on the results of operations, assets, prospects, business or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, or (iii) a material impairment of the Company’s ability to perform on a timely basis its obligations under this Agreement.
     “Per Share Purchase Price” has the meaning set forth in Section 2.1.
     “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
     “Registration Period” has the meaning set forth in Section 5.2(a).
     “Registration Statement” means a registration statement filed on the appropriate Form with, and declared effective by, the Commission under the Securities Act and covering the resale by Purchasers of the Shares.
     “Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.
     “Securities Act” has the meaning set forth in the Recitals.
     “SEC Reports” has the meaning set forth in Section 3.5.
     “Shares” means the total number of shares of Class A Common Stock issued to the Purchasers pursuant to Section 2.1, except that in Section 4, “Shares” means those shares of Class A Common Stock to be issued to the respective Purchaser making the representations and warranties in Section 4.
     “Significant Subsidiary” has the meaning set forth in Rule 1-02(w) of Regulation S-X under the Securities Act.

2. Purchase and Sale.
     2.1 Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, at the Closing the Company shall issue and sell to Purchasers, and each Purchaser, severally and not jointly, shall purchase from the Company, the whole number of shares of Class A Common Stock equal to (a) the dollar amount set forth below Purchaser’s name on the signature page of this Agreement, divided by (b) the Per Share Purchase Price. The “Per Share Purchase Price” shall be equal to 95% of the average of the closing prices as reported on the Nasdaq Global Market for the 20 trading days ending on the trading date immediately preceding the Effective Date of this Agreement.
     2.2 Closing Deliveries. (a) At the Closing, the Company shall deliver or cause to be delivered the following to each Purchaser:
     (i) a certificate evidencing the number of Shares purchased by such Purchaser registered in the name of such Purchaser; and
     (ii) the legal opinion of Holme Roberts & Owen, LLP, counsel to the Company, in the form attached hereto as Appendix A.
          (b) At the Closing, each Purchaser shall deliver or cause to be delivered to the Company the dollar amount set forth below such Purchaser’s name on the signature page of this Agreement in immediately available funds, by wire transfer to the account designated in Appendix B.
3. Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to each of the Purchasers as of the date hereof, except as otherwise specified:
     3.1 Organization and Qualification. The Company and each Significant Subsidiary is duly incorporated, validly existing and in good standing under the laws of Delaware, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company and each Significant Subsidiary is duly qualified to conduct its businesses and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification.
     3.2 Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company in connection therewith. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.
     3.3 No Conflicts.
          (a) The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of the Company’s certificate of incorporation or bylaws, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, or result in the imposition of any Lien or restriction whatsoever upon any of the material properties or assets of the Company or any Significant Subsidiary pursuant to, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company or any Significant Subsidiary is a party or by which any property or asset of the Company or any Significant Subsidiary is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or any Significant Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or any Significant Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
          (b) Except where such a violation would not result in a Material Adverse Effect, neither the Company nor any Significant Subsidiary is in violation of or default under any provision of its respective certificate of incorporation, bylaws, or any material contract, instrument, judgment, order, writ or decree to which it is a party or by which it or any of its properties is bound; or is in violation of any material provision of any federal or state statute, rule or regulation applicable to the Company or such Significant Subsidiary.
     3.4 Issuance of the Shares. The Shares have been duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens.
     3.5 SEC Reports. The Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or (d) thereof, for the twelve months preceding the date hereof (the foregoing materials, being collectively referred to herein as the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The SEC Reports when read in their totality, with the disclosure contained in subsequent SEC Reports updating and as appropriate superseding the disclosure contained in preceding SEC Reports, present as of the date hereof do not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     3.6 Financial Statements. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.
     3.7 Material Changes. Since March 31, 2008, except as specifically disclosed in the SEC Reports, there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect.
     3.8 Compliance. Neither the Company nor any Significant Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or such subsidiary), nor has the Company or such subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.
     3.9 Litigation. After reasonable inquiry and except as specifically disclosed in the SEC Reports, the Company is unaware of (i) any Action which adversely affects or challenges the legality, validity or enforceability of this Agreement or the Shares; (ii) any Action which could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect; or (iii) any judgments, decrees, injunctions or orders of any court, government department, commission, agency, instrumentality or arbitrator made against the Company or any Significant Subsidiary or any of their assets or properties that have or reasonably could be expected to result in a Material Adverse Effect. None of the Company, any director or officer thereof (in his or her capacity as such) or any Significant Subsidiary, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.
     3.10 Insurance. The Company and each Significant Subsidiary is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and each Significant Subsidiary is engaged, including, but not limited to, directors’ and officers’ insurance coverage of at least $10 million. The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for the Company’s line of business.
     3.11 Regulatory Permits. The Company and each Significant Subsidiary possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its business as currently conducted, except where the failure to possess such permits could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and neither the Company nor any Significant Subsidiary has received any notice of proceedings relating to the revocation or modification of any such permits.
     3.12 Transactions With Affiliates. Except as set forth in the SEC Reports, none of the officers or directors (or their family members) of the Company or stockholders of the Company holding more than 5% of any class of common stock of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.
     3.13 Sarbanes-Oxley; Internal Accounting Controls. The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 (including the rules and regulations of the Commission adopted thereunder) which are applicable to it as of the date of this Agreement. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the date prior to the filing date of the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company’s disclosure controls and procedures (as such term is defined in Rule 13a-14(c) and Rule 15d-14(c) under the Exchange Act), in the Company’s internal control over financial reporting (as defined in Rule 13a-15(f) or Rule 15d-15(f) under the Exchange Act) or, to the Company’s knowledge, in other factors that could significantly affect the

Company’s disclosure controls and procedures or internal control over financial reporting.
     3.14 Taxes. The Company and each Significant Subsidiary has filed all material federal, state and foreign income and franchise tax returns when due (or obtained appropriate extensions for filing) and has paid or accrued all taxes shown as due thereon, and the Company has no knowledge of a tax deficiency which has been or might be asserted or threatened against it or against any Significant Subsidiary which would have a Material Adverse Effect.
     3.15 Off-Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship, directly or indirectly, between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect other than those disclosed in the Company’s SEC filings.
     3.16 Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. Purchasers shall have no obligation with respect to any fees or with respect to any claims (other than such fees or commissions owed by an Purchaser pursuant to written agreements executed by such Purchaser which fees or commissions shall be the sole responsibility of such Purchaser) made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement.
     3.17 Certain Registration Matters. Assuming the accuracy of each Purchaser’s representations and warranties set forth in Section, no registration under the Securities Act or applicable state law is required for the offer and sale of the Shares by the Company to Purchasers pursuant to this Agreement.
     3.18 Interim Events. Since the filing by the Company of its Quarterly Report on Form 10-Q on May 12, 2008, and except as otherwise disclosed in SEC Reports or as would not individually or in the aggregate have a Material Adverse Effect, neither the Company nor any Significant Subsidiary (i) has entered into or is party to or is otherwise bound by any written or oral contract, agreement, understanding, arrangement, lease, guaranty, or other obligation or series of related obligations or transactions; (ii) is a party to, or, directly or indirectly bound by any indenture, mortgage, deed of trust, or other agreement or instrument relating to the borrowing of money, the guarantee of indebtedness, or the granting of any security interest, negative pledge or other encumbrance on the assets of the Company or such Significant Subsidiary; or (iii) has incurred or is subject to any liabilities or obligations, fixed or contingent, matured or unmatured, or otherwise.
     3.19 Bankruptcy. Neither the Company nor any Significant Subsidiary has admitted in writing its inability to pay its debts generally as they become due, filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, made an assignment for the benefit of creditors, consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, or had a petition in bankruptcy filed against it, been adjudicated a bankrupt, or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other laws of the United States or any other jurisdiction.
     3.20 Intellectual Property. To the best of the Company’s knowledge, the IP Rights are valid and enforceable rights and do not infringe or conflict with the rights of any third party. To the best of the Company’s knowledge, there is neither pending nor threatened nor is there any basis for any claim or litigation against the Company or any Significant Subsidiary contesting the validity or right to use any of the IP Rights, and none of the Company or the Significant Subsidiaries have received any notice of infringement upon or conflict with any asserted right of others nor, to the best of the Company’s knowledge, no person, corporation or other entity is infringing the IP Rights.
     3.21 Conduct of Business. Except as disclosed in the SEC Reports, the Company, directly or through subsidiaries, has all property, assets, leases, licenses, patents, trademarks, know-how, contracts or agreements (the “Assets”) reasonably necessary to operate the business of the Company as conducted as of the date hereof. To the Company’s knowledge, and except as disclosed in the SEC Reports, no purchase commitment for materials, supplies, component parts or items of inventory of the business to which the Company or a Significant Subsidiary is a party is in excess of the ordinary, normal, usual and current requirements of the business of the Company or such Significant Subsidiary or at a price in excess of the current reasonable market price. To the Company’s knowledge and except as disclosed in the SEC Reports, no contract or other obligation which relates to the business of the Company obligates the Company or a Significant Subsidiary (i) to provide products or services to third persons which the Company knows or has reason to believe is at price which would result in a material net loss on the sale or provision of such product or service, or which is pursuant to terms or conditions it cannot reasonably expect to satisfy or fulfill in their entirety; or (ii) to purchase or acquire services, information, products, inventory or equipment in excess of the normal, ordinary, usual and current requirements of the business of the Company or at a price in excess of the current reasonable market price.
4. Representations and Warranties of Purchasers. Each Purchaser, severally and not jointly, hereby represents and warrants to the Company as follows:
     4.1 Investment Intent. Such Purchaser is acquiring the Shares as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Shares or any part thereof, without prejudice, however, to Purchaser’s right at all times to sell or otherwise dispose of all or any part of such Shares in compliance with applicable federal and state securities laws. Subject to the immediately preceding sentence, nothing contained herein shall be deemed a representation or warranty by Purchaser to hold the Shares for any period of time. Purchaser is acquiring the Shares hereunder in the ordinary course of its business.

Purchaser does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Shares.
     4.2 Purchaser’s Status. At the time such Purchaser was offered the Shares, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act.
     4.3 Access to Information. Such Purchaser acknowledges that it has reviewed the SEC Reports and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares; (ii) access to information about the Company and its respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Such purchaser has conducted its own independent assessment, analysis and investigation with respect to the Company and its business at the time of entering into this Agreement and has agreed to enter into this Agreement based solely on this assessment, analysis and investigation.
5. Registration Rights.
     5.1 Registration Statement. The Company shall prepare and file with the Commission, not later than 30 days after the Closing, a Registration Statement relating to the offer and sale of the Shares (together with any shares of Class A Common Stock or any other securities issued as a dividend or distribution in respect of the Shares) from time to time on a continuous basis by Purchasers pursuant to Rule 415 of the Securities Act and shall use commercially reasonable efforts to cause the Commission to declare such Registration Statement effective under the Securities Act (a) as promptly as practicable but (b) in no event later than 75 days after the Registration Statement was filed. If the Company fails to file a Registration Statement within 30 days after the Closing, the Company shall pay to each Purchaser 1% of the dollar amount set forth below such Purchaser’s name on the signature page of this Agreement for each 30 days subsequent to Closing such Registration Statement is not filed. If the Registration Statement is not effective under the Securities Act within 75 days after its filing, the Company shall pay to each Purchaser 1% of the dollar amount set forth below such Purchaser’s name on the signature page of this Agreement for each 30 days subsequent to the date which is 75 days after the filing of such Registration Statement if such Registration Statement is not effective.
     5.2 Obligations of the Company. In connection with the registration of the Shares, the Company shall:
          (a) Prepare and file the Registration Statement in accordance with the time period set forth in Section 5.1 and promptly prepare and file with the Commission such amendments (including post-effective amendments) to the Registration Statement and supplements to the prospectus included therein (a “Prospectus”) as may be necessary to keep the Registration Statement continuously effective and in compliance with the provisions of the Securities Act applicable thereto so as to permit the Prospectus forming part thereof to be current and useable by Purchasers for resales of the Shares until such date as is the earlier of (x) the date when all Shares covered by such Registration Statement have been sold or (y) the date on which the Shares may be sold without any restriction (including the volume limitations) pursuant to Rule 144 as determined by counsel to the Company pursuant to a written opinion letter, addressed to the Company’s transfer agent to such effect (the “Registration Period”) and take all lawful action such that the Registration Statement and any amendment thereto does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, not misleading and that the Prospectus forming part of the Registration Statement, and any amendment or supplement thereto, does not at any time during the Registration Period include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
          (b) During the Registration Period, comply with the provisions of the Exchange Act and the Securities Act until such time as all of such Shares have been disposed of in accordance with the intended methods of disposition by Purchasers as set forth in the Prospectus forming part of the Registration Statement;
          (c) Prior to the filing with the Commission of the Registration Statement (including any amendments thereto) and the distribution or delivery of any Prospectus (including any supplements thereto), provide draft copies thereof to Purchasers and, with respect to language that pertains to Purchasers, reflect in such documents all such comments received from Purchasers within two full Business Days after receipt of such draft copies as Purchasers reasonably may propose;
          (d) (i) Register, qualify or make a determination of exemption for the Shares covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions as Purchasers reasonably request, (ii) prepare and file in such jurisdictions such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof at all times during the Registration Period, (iii) take all such other lawful actions as may be necessary to maintain such registrations, qualifications and exemptions in effect at all times during the Registration Period, and (iv) take all such other lawful actions reasonably necessary or advisable to qualify the Shares for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (A) qualify to do business in any jurisdiction where it would not otherwise be required to qualify, (B) subject itself to general taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;
          (e) As promptly as practicable after becoming aware of such event, notify Purchasers of the occurrence of any event, as a result of which the Prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly prepare an amendment to the Registration Statement and supplement to the Prospectus to correct such untrue statement or omission, and deliver a number of copies of such supplement and amendment to Purchasers as it may reasonably request;
          (f) As promptly as practicable after becoming aware of such event, notify Purchasers of the issuance by the Commission of any stop order or other suspension of the effectiveness of the Registration Statement and take all lawful action to effect the withdrawal, rescission or removal of such stop order or other suspension;
          (g) Take all such other lawful actions reasonably necessary to expedite and facilitate the disposition by Purchasers of their Shares in accordance with the intended methods therefor provided in the Prospectus which are customary under the circumstances;
     5.3 Purchasers’ Obligations. In connection with the registration of the Shares, each Purchaser shall have the following obligations:
          (a) It shall be a condition precedent to the obligations of the Company to register the Shares that Purchaser (i) shall furnish to the Company such information regarding itself, the Shares held by it and the intended method of disposition of the Shares held by it as shall be reasonably required to effect the registration of such Shares and (ii) shall execute such documents in connection with such registration as the Company may reasonably request.
          (b) Purchaser agrees that, upon receipt of any notice from the Company of the occurrence of any event of the kind described in Section 5.2(e) or (f), it shall immediately discontinue its disposition of its Shares pursuant to the Registration Statement until Purchaser’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 5.2(e).
     5.4 Expenses of Registration. All expenses, other than underwriting discounts and commissions, incurred in connection with registrations, filings or qualifications pursuant to Section 5.1, including, without limitation, all registration, listing, and qualifications fees, printing and engraving fees, accounting fees, and the fees and disbursements of counsel for the Company shall be borne by the Company. Purchasers shall pay the fees of their legal counsel.
     5.5 Indemnification and Contribution.
          (a) The Company shall indemnify and hold harmless Purchasers, and each of their respective officers, directors, employees, and agents, and each Person who controls such Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each such Person being sometimes hereinafter referred to as an “Indemnified Person”) from and against any losses, claims, damages or liabilities, joint or several, to which such Indemnified Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon either a breach of the representations and warranties set forth in Section 3 of this Agreement or an untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or an omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, not misleading, or arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Prospectus or an omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and the Company hereby agrees to reimburse such Indemnified Person for all reasonable legal and other expenses incurred by them in connection with investigating or defending any such action or claim as and when such expenses are incurred; provided, however, that the Company shall not be liable to any such Indemnified Person in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon (i) an untrue statement or alleged untrue statement made in, or an omission or alleged omission from, such Registration Statement or Prospectus in reliance upon and in conformity with written information furnished to the Company by such Indemnified Person expressly for use therein or (ii) in the case of the occurrence of an event of the type specified in Section 5.2(e), the use by the Indemnified Person of an outdated or defective Prospectus after the Company has notified the Indemnified Person in writing of such occurrence prior to the time such Indemnified Person has entered into any trade to dispose of the Shares related to such Prospectus.
          (b) Each Purchaser, severally and not jointly, agree to (i) indemnify and hold harmless the Company, its directors (including any person who, with his or her consent, is named in the Registration Statement as a director nominee of the Company), its officers who sign any Registration Statement and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against any losses, claims, damages or liabilities to which the Company or such other persons may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon either a breach of the representations and warranties of such Purchaser set forth in Section 4 of this Agreement or an untrue statement or alleged untrue statement of a material fact contained in such Registration Statement or Prospectus or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they were made, in the case of the Prospectus), not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Purchaser expressly for use therein; and (ii) reimburse the Company for any legal or other expenses incurred by the Company in connection with investigating or defending any such action or claim as such expenses are incurred.

          (c) Promptly after receipt by a Person seeking indemnification pursuant to this Section 5.5 (an “Indemnified Party”) of written notice of any investigation, claim, proceeding or other action in respect of which indemnification is being sought (each, a “Claim”), the Indemnified Party promptly shall notify the Person against whom indemnification pursuant to this Section 5.5 is being sought (the “Indemnifying Party”) of the commencement thereof; but the omission to so notify the Indemnifying Party shall not relieve it from any liability that it otherwise may have to the Indemnified Party, except to the extent that the Indemnifying Party is materially prejudiced and forfeits substantive rights and defenses by reason of such failure. In connection with any Claim as to which both the Indemnifying Party and the Indemnified Party are parties, the Indemnifying Party shall be entitled to assume the defense thereof. Notwithstanding the assumption of the defense of any Claim by the Indemnifying Party, the Indemnified Party shall have the right to employ separate legal counsel and to participate in the defense of such Claim, and the Indemnifying Party shall bear the reasonable fees, out-of-pocket costs and expenses of such separate legal counsel to the Indemnified Party if (and only if): (i) the Indemnifying Party shall have agreed to pay such fees, costs and expenses, (ii) the Indemnified Party shall reasonably have concluded that representation of the Indemnified Party by the Indemnifying Party by the same legal counsel would not be appropriate due to actual or, as reasonably determined by legal counsel to the Indemnified Party, potentially differing interests between such parties in the conduct of the defense of such Claim, or if there may be legal defenses available to the Indemnified Party that are in addition to or disparate from those available to the Indemnifying Party, or (iii) the Indemnifying Party shall have failed to employ legal counsel reasonably satisfactory to the Indemnified Party within a reasonable period of time after notice of the commencement of such Claim. If the Indemnified Party employs separate legal counsel in circumstances other than as described in the preceding sentence, the fees, costs and expenses of such legal counsel shall be borne exclusively by the Indemnified Party. Except as provided above, the Indemnifying Party shall not, in connection with any Claim in the same jurisdiction, be liable for the fees and expenses of more than one firm of counsel for the Indemnified Party (together with appropriate local counsel). The Indemnified Party shall not, without the prior written consent of the Indemnifying Party (which consent shall not unreasonably be withheld), settle or compromise any Claim or consent to the entry of any judgment that does not include an unconditional release of the Indemnifying Party from all liabilities with respect to such Claim or judgment or contain any admission of wrongdoing.
          (d) If the indemnification provided for in this Section 5.5 is unavailable to or insufficient to hold harmless an Indemnified Party in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party in connection with the statements or omissions or alleged statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such Indemnifying Party or by such Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.5(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 5.5(d). The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
          (e) The obligations of the Company under this Section 5.5 shall be in addition to any liability which the Company may otherwise have to any Indemnified Person and the obligations of any Indemnified Person under this Section 5.5 shall be in addition to any liability which such Indemnified Person may otherwise have to the Company. The remedies provided in this Section 5.5 are not exclusive and shall not limit any rights or remedies which may otherwise be available to an Indemnified Party at law or in equity.
     5.6 Rule 144. With a view to making available to Purchasers the benefits of Rule 144, the Company agrees to use its best efforts to comply with the provisions of paragraph (c)(1) of Rule 144.
6. Other Agreements of the Parties.
     6.1 Listing of Shares on Nasdaq. The Company shall use its best efforts to cause the Shares to be listed on the Nasdaq Global Market within 15 days of their issuance.
     6.2 Transfer of Shares. Shares may only be transferred in compliance with state and federal securities laws. In connection with any transfer of the Shares other than pursuant to an effective registration statement, the Company may require the transferor thereof to provide to the Company an opinion of counsel reasonably satisfactory to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Shares under the Securities Act.
     6.3 Legends. Certificates evidencing the Shares will contain the following legend:
THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON

AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.
     6.4 Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER THE COMPANY NOR PURCHASERS MAKE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THEMSELVES, OR THEIR RESPECTIVE BUSINESS OR OPERATIONS, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.
7. Miscellaneous.
     7.1 Fees and Expenses. Each party shall pay all fees and expenses incurred by such party, including, but not limited to fees and expenses of its advisers, counsel, accountants and other experts, if any, incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all stamp and other taxes and duties levied in connection with the sale of the Shares.
     7.2 Entire Agreement. This Agreement, together with the Exhibits thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents and exhibits.
     7.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission) at the facsimile number specified in this Section prior to 5:00 p.m. (New York City time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 5:00 p.m. (New York City time) on any Business Day, (c) the Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall initially be, for the Purchasers, as set forth under their signature below (or such other address as may be designated in writing hereafter, in the same manner, by such Purchaser), and if to the Company:
Plaza America Tower I
11700 Plaza America Drive, Suite 1010
Reston, Virginia 20190
Attn.: General Counsel
Facsimile: (703) 964-1401
With a copy to:
Holme Roberts & Owen LLP
Attn.: Garth B. Jensen
1700 Lincoln St., Suite 4100
Denver, Colorado 80203
Facsimile: (303) 866-0200
     7.4 Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and by Purchasers holding a majority of the Shares issued pursuant to this Agreement. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.
     7.5 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.
     7.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party.
     7.7 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 5.5 (with respect to rights to indemnification and contribution).
     7.8 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If either party shall commence a Proceeding to enforce any provisions of this Agreement, then the prevailing party in such Proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.
     7.9 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.
[remainder of page intentionally left blank]

Purchaser: Highland Special Situations Fund, a Delaware corporation
By:	/s/ Joe Dougherty
	Name:	Joe Dougherty
	Title:	Senior Vice President
Purchase Price: $500,000.00
Address:
Care of:
Highland Capital Management, L.P.
Two Galleria Tower
13455 Noel Road, Suite 800
Dallas, Texas 75240
Fax: 972-628-4147
Attn: General Counsel

Purchaser: Highland Distressed Opportunities, Inc., a Delaware corporation
By:	/s/ Joe Dougherty
	Name:	Joe Dougherty
	Title:	Senior Vice President
Purchase Price: $500,000.00
Address:
Care of:
Highland Capital Management, L.P.
Two Galleria Tower
13455 Noel Road, Suite 800
Dallas, Texas 75240
Fax: 972-628-4147
Attn: General Counsel

Purchaser: Highland Credit Strategies Fund, a Delaware corporation
By:	/s/ Joe Dougherty
	Name:	Joe Dougherty
	Title:	Senior Vice President
Purchase Price: $2,000,000.00
Address:
Care of:
Highland Capital Management, L.P.
Two Galleria Tower
13455 Noel Road, Suite 800
Dallas, Texas 75240
Fax: 972-628-4147
Attn: General Counsel

Purchaser:

Highland Crusader Offshore Partners, L.P., a
Bermuda limited partnership

By: Highland Crusader Fund GP, L.P., its general partner
By: Highland Crusader GP, LLC, its general partner
By: Highland Capital Management, L.P., its sole member
By: Strand Advisors, Inc., its general partner

By:	/s/ Michael Colvin
	Name:	Michael Colvin
	Title:	Secretary
Purchase Price: $6,540,000.00

Address:
Care of:
Highland Capital Management, L.P.
Two Galleria Tower
13455 Noel Road, Suite 800
Dallas, Texas 75240
Fax: 972-628-4147
Attn: General Counsel

Purchaser:

Highland Credit Strategies Master Fund, L.P.,
a Bermuda limited partnership

By: Highland General Partner LP, its general partner
By: Highland GP Holdings LLC, its general partner
By: Highland Capital Management, L.P., its sole member
By:	Strand Advisors, Inc., its general partner

By:	/s/ Michael Colvin
Name: Michael Colvin
Title: Secretary

Purchase Price: $2,730,000.00
Address:
Care of:
Highland Capital Management, L.P.
Two Galleria Tower
13455 Noel Road, Suite 800
Dallas, Texas 75240
Fax: 972-628-4147
Attn: General Counsel

Purchaser:

Highland Credit Opportunities CDO, L.P., a
Delaware limited partnership

By: Highland Credit Opportunities CDO GP,
L.P., its sole member

By: Highland Credit Opportunities CDO GP,
LLC, its general partner

By: Highland Capital Management, L.P., its sole member

By: Strand Advisors, Inc., its general partner

By:	/s/ Michael Colvin
	Name:	Michael Colvin
	Title:	Secretary

Purchase Price: $2,730,000.00
Address:
Care of:
Highland Capital Management, L.P.
Two Galleria Tower
13455 Noel Road, Suite 800
Dallas, Texas 75240
Fax: 972-628-4147
Attn: General Counsel

     IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

The Company: ICO Global Communications (Holdings) Limited, a Delaware corporation
By:	/s/ J. TIMOTHY BRYAN
	Name:	J. TIMOTHY BRYAN
	Title:	CHIEF EXECUTIVE OFFICER

18

Appendix A
Matters to be Covered in Opinion of Company Counsel
Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Agreement
     (i) The Shares have been duly authorized and validly issued and are fully paid and nonassessable.
     (ii) The Company has the corporate power to execute and deliver the Agreement, to issue, sell and deliver the Shares to the Purchasers and to perform its obligations under the Agreement.
     (iii) The execution, delivery and performance of the Agreement has been duly authorized by all requisite corporate action on behalf of the Company and the Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

A-1

Appendix B
Wire Transfer Instructions
Bank of America
ICO Global Communications (Holdings) Limited

Account:	1420901052
ABA:	026009593
Reference:	Class A Common Stock Purchase

A-2